UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 3)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2015

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201

La Jolla, CA 92037

(Address of principal executive offices)

(858) 459-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Jacksonville 140 Purchase and Sale Agreement

On February 27, 2015, Reven Housing Florida 2, LLC (“Buyer”), a Delaware limited liability company and a wholly-owned subsidiary of Reven Housing REIT, Inc. (the “Company”), entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Jacksonville 140 Agreement”) with ADCIP, LLC, a Delaware limited liability company, and ADCIP II, LLC, a Delaware limited liability company (collectively, the “Jacksonville 140 Sellers”), to purchase a portfolio of up to 140 single-family homes located in the Jacksonville, Florida metropolitan area from the Jacksonville 140 Sellers. The Jacksonville 140 Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2015.

On August 13, 2015, the Company and the Jacksonville 140 Sellers entered into a Third Amendment to the Jacksonville 140 Agreement (the “Third Amendment”), pursuant to which the parties further amended the Jacksonville 140 Agreement to provide for two closing dates and due diligence periods. On September 30, 2015 (the “First Closing Date”), the Company will purchase up to 59 single-family homes, subject to the Company’s due diligence inspection, for the purchase price of approximately $4,029,357. On October 31, 2015 (the “Second Closing Date”), the Company will purchase up to 81 single-family homes, subject to the Company’s due diligence investigation, for the purchase price of approximately $5,388,325. The due diligence period with respect to the properties to be purchased on the First Closing Date terminates on the First Closing Date and the due diligence period with respect to the properties to be purchased on the Second Closing Date terminates on the Second Closing Date.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 140) dated August 13, 2015.	Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: August 14, 2015	/s/ Chad M. Carpenter
Chad M. Carpenter,
Chief Executive Officer